EXHIBIT 99
Wireless Ronin Technologies Agrees to Further Extend Maturity
Date of Note from NewSight Corporation
Wireless Ronin hopes to complete Meijer network after NewSight obtains financing;
parties terminate the CBL Mall agreement
Minneapolis, MN – June 5, 2008 – Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a Minneapolis-based worldwide digital signage provider, today announced that it has entered into a letter agreement to further extend the maturity date of the note issued to it by NewSight Corporation in October 2007. Pursuant to the agreement, the maturity date of the note has been extended to the earlier of (1) August 15, 2008, or (2) completion of NewSight’s next financing transaction, excluding any financing of less than $3,000,000 solely from Prentice Capital Management, L.P. or its affiliates. In addition, if NewSight pays Wireless Ronin amounts due for network operating and maintenance services fees through July 31, 2008, by that date, Wireless Ronin will extend the maturity date of the note to September 30, 2008, provided that fees for services after July 31, 2008, are paid as and when due.
“Wireless Ronin is willing to extend the maturity date of the note because of progress that NewSight has made,” said Jeffrey C. Mack, chairman, president and CEO. “We believe that NewSight is doing what it reasonably can to take the steps necessary to address their finances and we are optimistic that this extension will help.”
The letter agreement also provided that the Digital Signage Agreement dated May 25, 2007 with NewSight regarding CBL Mall Installations is terminated. All other agreements with NewSight, including the Digital Signage Agreement effective Oct. 12, 2007 regarding the Meijer stores network and the Security Agreement with NewSight and Prentice Capital Management effective October 12, 2007, remain in full force and effect.
NewSight has agreed to make payment in advance to Wireless Ronin for all services or goods requested by NewSight pursuant to any agreements now in force until all amounts due from NewSight to Wireless Ronin are paid in full.
The letter agreement provides that the amount due under the note will be due and payable immediately upon the occurrence of one or more of the following events: (1) NewSight’s breach of or default under the Meijer agreement, the note, the security agreement, or the letter agreement extending the note maturity date (in each case after giving effect to any applicable cure periods described therein); or (2) NewSight’s completion of a financing transaction, excluding any financing of less than $3,000,000 solely from Prentice Capital Management or its affiliates. Termination by NewSight of its engagement agreement with Lazard Freres will not constitute a default under the Note. The letter agreement specifies that, except as Wireless Ronin and NewSight may subsequently agree in writing, no additional credit shall be extended to NewSight by Wireless Ronin pursuant to the Note or on trade credit terms.
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® provides clients with the ability to manage a digital signage network from one central location. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training. The company’s common stock is traded on the NASDAQ Global Market under the symbol “RNIN”.
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the Company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Company’s Current Report on Form 10-Q filed with the Securities and Exchange Commission, on May 9, 2008.
CONTACTS:
Investors
John Witham — Chief Financial Officer
jwitham@wirelessronin.com
(952) 564-3520